Exhibit 4.44

JANUARY 2023

Between

ALVOTECH

(as Company)

and

[NAME OF COMPANY]

(as Investor)

PURCHASE AGREEMENT

relating to shares in Alvotech

Table of content

1	Interpretation	1
2	Sale and purchase	2
3	Closing condition	2
4	Closing	3
5	Representations and warranties	3
6	Investor representations and warranties	4
7	Variation and waiver	6
8	Severance	7
9	Successors	7
10	Third party rights	7
11	Rights and remedies	7
12	Communications	7
13	Assignment	8
14	Entire agreement	8
15	Governing law	8
16	Jurisdiction	8
17	Counterparts	8

THIS AGREEMENT is entered into on the date specified on the signature page and made between:

(1)

ALVOTECH, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B258884 (the “Company”); and

(2)	[•], incorporated and registered in [Iceland], with registration number [•], whose registered office is at [•], [Iceland] (the “Investor”).

The parties may hereinafter be jointly referred to as the “parties” and individually as “party”.

BACKGROUND:

(A)

The Company is a global biotech company specializing in the development and manufacture of biosimilar medicines for patients worldwide, having its Shares (as defined below) dual-listed on Nasdaq Iceland Main Market (“Nasdaq Iceland”) and Nasdaq Stock Market LLC in the USA.

(B)	The Company and the Investor wish to record the arrangements agreed between them in relation to the acquisition of the Sale Shares (as defined below) by the Investor.

(C)

A private placement of the Sale Shares has been made solely to professional clients or eligible counterparties falling within article 1(4) of Regulation (EU) 2017/1129 (the “Prospectus Regulation”), which shall include any relevant implementing measures in each member state of the European Economic Area (including Icelandic Act, no. 14/2020, on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and any secondary legislation thereunder), and in accordance with Regulation S (“Regulation S”) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), solely to prospective investors in Iceland.

(D)	The Investor wishes to acquire the Sale Shares from the Company, and the Company wishes to sell the Sale Shares to the Investor, on the terms and subject to the conditions set out in this agreement.

AGREED TERMS:

1	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Bank Account	means a bank account of the Company no. 0133-26-7868, reg. no. 671221-9740.

Closing	means the completion and implementation of the matters described in Clause 4.2.

Closing Condition	means the condition listed in Clause 3.1.

Closing Date	has the meaning as ascribed to that term in Clause 4.1.

Group	means the Company and its subsidiaries.

Investor Commitment Amount	means ISK [•].

Material Adverse Effect

means any event or circumstance or any combination of them which is materially adverse to the business, operations, assets, liabilities (including contingent liabilities), business or financial condition, results or prospects of the Group taken as a whole and/or any member of the Group individually;

a material adverse effect on the ability of the Company to perform its obligations under this agreement; or

a material adverse effect on the validity or enforceability of this agreement or the rights or remedies of any party to this agreement.

New Investors	means the Investor and all of those who have and/or will, by signing binding purchase agreements, substantially in the same form as this agreement, acquire the Sale Shares and thereby become shareholders in the Company at Closing, and “New Investor” means any one of them.

Purchase Price	means ISK 1,650 per Sale Share.

Shares	means shares in the capital of the Company.

Sale Shares	means such number of Shares, currently held by Alvotech Manco ehf., an indirect subsidiary of the Company, as treasury shares, which the Investor acquires, at the Purchase Price per Share, corresponding to the Investor Commitment Amount.

2	SALE AND PURCHASE

2.1

Subject to the representations and warranties of the Investor set forth in Clause 6 and the representations and warranties of the Company set forth in Clause 5 being true, accurate and correct on the date hereof and on the Closing Date and subject to the satisfaction of the Closing Condition, the Company shall sell and the Investor shall acquire the Sale Shares at Completion on the terms of this agreement.

2.2

In accordance with Article 1690 of the Luxembourg civil Code and with Article 430-4 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, the transfer of the Sale Shares is approved by the Company and any notification requirements with respect thereto are hereby waived.

3	CLOSING CONDITION

3.1

Closing of this agreement and the obligations of the parties in respect of the sale and purchase of the Sale Shares under Clauses 4.2 are subject to the condition that the representation and warranties of the Company under Clause 5 and the representation and warranties of the Investor under Clause 6 are true and correct on the Closing Date.

3.2

In addition to the Closing Condition, the obligations of the Company in respect of the sale and purchase of the Sale Shares are subject to the Company receiving the Investor Commitment Amount in accordance with this agreement.

4	CLOSING

4.1	Closing shall take place on 10 February 2023, subject to the conditions in Clause 3 have been fulfilled or waived, unless otherwise agreed in writing between the parties (the “Closing Date”).

4.2	At Closing Date, the parties shall perform all the following, and in the order presented below:

(a)	The Investor shall, no later than at 12:00 noon GMT, pay the Investor Commitment Amount in immediately available funds into the Bank Account.

(b)	Upon receipt of the Investor Commitment Amount asset out in 4.2(a) above, the Company shall:

(i)	ensure that the Investor will be registered as owner of the Sale Shares in the applicable share registry of the Company; and

(ii)	instruct Alvotech Manco ehf. to deliver and ensure that the Sale Shares are delivered into a custody account (VS account) as designated by the Investor.

5	REPRESENTATIONS AND WARRANTIES

5.1	The Company represents and warrants to the Investor that:

(a)	The Company has been duly incorporated and is validly existing under the laws of the Grand Duchy of Luxembourg.

(b)

This agreement has been duly authorised and executed by the Company, and constitutes valid, legally binding and, assuming due authorisation and execution by all other parties thereto (subject to general equitable principles, insolvency, liquidation, reorganisation and other laws of general application relating to creditors’ rights), enforceable obligations of the Company.

(c)	The Company is a “foreign issuer” (as such term is defined in Regulation S).

(d)

None of the Company or any of its affiliates (as defined in Rule 144 under the Securities Act) has directly or through any agent engaged in any directed selling efforts in the United States within the meaning of Rule 902(c) of Regulation S with respect to the Sale Shares.

(e)

This agreement is the result of a private placement of Shares that was directed solely into Iceland to the residents of Iceland and was made in accordance with the local laws and customary practices and documentation of Iceland. The private placement of the Shares has been made in an overseas directed offering within the meaning of Rule 902(e)(ii) of Regulation S and no offers or sales of Shares have been made to persons in the United States. Neither the Company nor its affiliates, nor to their respective knowledge any distributor in respect of the offering or their respective affiliates, is aware (or is reckless in not being aware) of any substantial portion of the private placement being sold or resold outside Iceland.

(f)

The execution by the Company of this agreement, the performance of obligations by the Company under this agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene the terms of the constitutional documents of the Company, or (ii) violate any law, determination or award applicable to any of the Company or its properties or assets.

(g)

The Company is not (i) in violation of its constitutional documents, (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, or (iii) in violation of any law applicable to it or to its properties and assets, except, in each case, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(h)

No order has been made, and no step has been taken or is currently intended by the Company or, to the knowledge of the Company, for the winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of a receiver or administrator of the Company or all or any of the properties or assets of the Company, under any applicable insolvency, reorganisation or similar laws in any jurisdiction having jurisdiction over the Company.

(i)

All information, as supplemented or amended from time to time, supplied, disclosed or made available in writing or orally from time to time by or on behalf of any member of the Group or any of their respective directors, supervisors, officers, employees, affiliates or agents to the Investor in connection with the sale of the Sale Shares and the entering into this agreement and the transactions contemplated hereby, was so supplied, disclosed or made available in good faith and was when given and remains in all material respects true and accurate and not misleading; and all forecasts, opinions and estimates relating to any member of the Group so supplied, disclosed or made available have been made after due, careful and proper consideration, are based on reasonable assumptions and represent reasonable and fair expectations honestly held based on facts known to such persons.

6	INVESTOR REPRESENTATIONS AND WARRANTIES

6.1	The Investor represents and warrants to the Company that:

(a)

The Investor has full corporate power and authority to exercise its rights and to perform its obligations under this agreement, and all corporate and other action required to authorise its execution of this agreement and the performance of its obligations there under has been duly taken. The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this agreement.

(b)	The execution, delivery and performance of this agreement will not:

(i)	contravene any law, regulation, judgment or order to which the Investor is subject;

(ii)	result in any actual or potential breach of or default under any obligation agreement, instrument or consent to which the Investor is a party; or

(iii)	contravene any provision of its articles of association.

(c)	At the Closing Date, the Investor will have sufficiently available funds to satisfy its obligations under this agreement.

(d)

The Investor is either a professional client or an eligible counterparty within the meanings of item 14 or 73 of article 4 of Act, no. 115/2021, on markets in financial instruments (Icelandic: “fagfjárfestir” or “viðurkenndur gagnaðili”).

(e)

The Investor is acquiring the Sale Shares for its own account in the ordinary course of its business and has no direct or indirect arrangements or understandings with any other persons to distribute or regarding the distribution of the Sale Shares.

(f)

The Investor acknowledges and agrees that no offering document, prospectus or admission document has been or will be prepared in connection with the sale of the Sale Shares, nor is one required under the Prospectus Regulation, and the Investor has not received and will not receive a prospectus, admission document or other offering document in connection with the sale of the Sale Shares. Also, the Investor confirms that it has carefully read and understood and is solely basing its purchase of the Sale Shares on publicly available information.

(g)

The Investor has the requisite knowledge and experience to be capable of evaluating the merits and risks of an investment in the Sale Shares and that the Investor is capable of protecting its interests in connection with this agreement, and if not, that it has sought expertise advice from a recognized third party.

(h)	The Investor is aware that the Company is authorized to accept purchase offers from New Investors in such amounts as determined by the Company, acting in its sole discretion.

(i)

The Investor, each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, or any assignee of the Investor (i) is a resident of Iceland; (ii) is not a “U.S. person” (as defined in Regulation S); (iii) was outside of the United States at the time if first expressed an interest in acquiring Shares and is currently outside of the United States; and (iv) is not an affiliate of the Company (as defined in Rule 144 under the Securities Act). The private placement by the Company to sell the Sale Shares to the Investor was directed to the Investor in Iceland.

(j)	This agreement is a result of a private placement made in accordance with the local laws and customary practices and documentation of Iceland.

(k)	The Investor does not presently intend to sell or resell the Sale Shares outside Iceland.

(l)

The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Sale Shares.

(m)

The Investor’s acquisition of and holding of the Sale Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(n)

The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, other than the representations and warranties contained in Clause 5 of this agreement, in making its investment or decision to invest in the Sale Shares.

(o)

Alone, or together with any professional advisor(s), the Investor has adequately analysed and fully considered the risks of an investment in the Sale Shares and determined that the Sale Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment. The Investor acknowledges specifically that a possibility of total loss exists.

(p)

The Investor acknowledges and agrees that there have been no representations, warranties, covenants, financial advice or agreements made to the Investor by or on behalf of the Company, expressly or by implication, in connection with Investor’s purchase of the Sale Shares or any other factors which may determine or otherwise affect the price of the aforementioned, other than those expressly set forth in this agreement.

(q)

The Investor has placed no reliance on written or oral statements made (directly or indirectly) by the Company, or their respective affiliates, officers, directors, agents, employees or its advisers, and has made such due diligence investigation into the Sale Shares and/or the Company and its business as the Investor has deemed appropriate.

7	VARIATION AND WAIVER

7.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

7.2

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

7.3	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

8	SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

9	SUCCESSORS

This agreement is made for the benefit of the parties and their successors and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors.

10	THIRD PARTY RIGHTS

No one other than a party to this agreement, their successors and permitted assignees, shall have any right to enforce any of its terms.

11	RIGHTS AND REMEDIES

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

12	COMMUNICATIONS

12.1	Addresses:

Any communication in connection with this agreement shall be given by electronic mail or letter:

In the case of notices to the Company, to it or them at:

Address:	9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg

Email:	tanya.zharov@alvotech.com

Attention:	Tanya Zharov

In the case of notices to the Investor, to it at:

Address:	[•]

Email:	[•]

Attention:	[•]

12.2	Effectiveness:

Any such communication shall take effect, in the case of a letter, at the time of delivery, and in the case of electronic mail, at the time of despatch.

13	ASSIGNMENT

No party may assign any of its rights or delegate or transfer any of its obligations under this agreement without the prior written consent of the other parties.

14	ENTIRE AGREEMENT

This agreement constitutes the whole agreement between the parties relating to the sale and purchase of the Sale Shares and supersedes and extinguishes any other prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to the sale and purchase of the Sale Shares; provided that nothing in this Clause 14 shall exclude or limit the liability of any party for fraudulent misrepresentation.

15	GOVERNING LAW

This agreement, as to which time shall be of the essence, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with Icelandic law.

16	JURISDICTION

The District Court of Reykjavík have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to the existence, validity or termination of this agreement or any non-contractual obligation arising out of or in connection therewith) (a “Dispute”) and accordingly any legal action or proceedings in connection with such Dispute may be brought in such courts. Each of the Company and the Investor hereby irrevocably submits to the jurisdiction of such courts.

17	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

For confirmation of all of the above, this agreement may be signed by the parties with a valid electronic signature is in accordance with Act, no. 55/2019, on electronic identification and trust service for electronic commerce.

(Last page before signature page)

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

The Company

Alvotech

Name: Róbert Wessman
Title: Authorized signatory

The Investor

[NAME OF INVESTOR]

By:	By:
Name:	Name:
Title:	Title:

(Signature page to a Purchase Agreement)